Exhibit 10.2


                       Employment Agreement

     EMPLOYMENT AGREEMENT dated March 15,1999, (the "Effective Date"), by and between Whole Living, Inc. (the "Company") and Ron Williams ("Executive"). The Company desires to engage the services of the Executive as President of the Company on the terms and subject to the conditions of this Agreement, and Executive desires to accept such employment.

     In consideration of the terms and mutual covenants contained in this Agreement, the Company and Executive agree as follows:

     1. Employment. The Company hereby engages the services of Executive as President of the Company with powers and duties consistent with such position, and Executive hereby accepts such engagement. During the terms of this Agreement, Executive shall perform such additional duties and accept election or appointment to such additional offices or positions of the Company or its affiliates of an executive nature as may be specified by the Board of Directors of the Company. Executive shall perform his obligations to the Company and its subsidiaries pursuant to this Agreement under the direction of the Board of Directors of the Company, and Executive shall devote approximately all of his business time and efforts to such performance.

     2. Term. This Agreement shall continue in full force and effect for a term of three years beginning on the Effective Date, unless sooner terminated pursuant to the provisions contained herein (the "Initial Term"). Unless terminated, this Agreement will be renewed automatically for one or more successive one-year terms (The "Renewal Terms"), unless Executive or the Company gives its written notice of non-renewal to the other party not less than ninety (90) days prior to the expiration of the then-current term. Executive's period of employment hereunder, including the Initial Terms and all Renewal Terms, shall constitute and be hereinafter referred to as the "Term" of this Agreement.

     3. Compensation. For services rendered pursuant to this Agreement, Executive shall receive, commencing on the Effective Date, the following compensation: (i) a base salary of Sixty Thousand Dollars ($60,000.00) in fiscal year 1999; and (ii) such bonuses and/or increases as from time to time as referenced herein or as authorized by the Board of Directors in their sole discretion. Executive's base salary shall be paid in equal bi-monthly installments.

     4. Incentive Bonus. In addition to the base salary, Executive shall be eligible for an incentive bonus ("Incentive Bonus") each year in the amount as identified herein. The Incentive Bonus shall be based upon the operating results for that year of the Company and shall be issued, if earned, within thirty days after such operating results have been determined by the companies accountants. The criteria upon which the Incentive Bonus is awarded shall be set by the Board of Directors.

      5. Employment Benefits. Executive shall be entitled to three weeks of paid vacation each calendar year, beginning January 1, 1999. Unused vacation time shall not accrue or carry over to future years, so that three weeks will be the maximum amount of paid vacation to which Executive shall be entitled hereunder during any calendar year.

         During the term of this Agreement, the Company will provide to Executive the following benefits:

      (a) Insurance. Medical, dental, and short and long term disability insurance programs for the benefit of Executive and his immediate family.

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      (b)   Automobile. The Company will provide a leased vehicle selected by
Executive in the name of Executive, as follows: The Company will pay up to $500 per month in lease payments; any lease payment amount above $500 per month will be deducted from Executive's salary. During the length of the lease, Company will pay for all maintenance and service costs for the vehicle. At the end of the lease, Company will pay the residual amount on behalf of Executive, who will then have clear title to the vehicle.

      (c) Stock Option: Executive shall be provided a stock option plan. The stock option plan is attached hereto as an exhibit.

      6. Reimbursement of Future Expenses. Executive shall be reimbursed by the Company for all reasonable out-of-pocket expenses documented and incurred by Executive in performance of his duties under this Agreement.

      7. Annual Plan. Executive team shall submit to the Board of Directors for its approval, not later than 60 days before the beginning of each calendar year, an annual business plan for the Company (the "Annual Plan"). The Annual Plan shall be revised by Executive team and submitted to the Board of Directors for its review (and approval in the case of material changes from the approved Annual Plan) from time to time during each year to reflect changes in the Annual Plan because of operations or otherwise. Each Annual Plan shall include the following information:

      (a) an annual forecast of income and expenses for the operation of the Company;

      (b) a cash flow budget, estimate of profit, and source and use of cash statements for the operation of the Company;

      (c) a payroll and staffing plan and budget for the operation of the Company; and

      8. Termination. Executive's employment will terminate upon the first to occur of the following:

      (a) Termination by the Company for "cause," as reasonably determined by the Company's board of Directors in good faith. For the purpose of this section 8, "cause" shall mean:

          (i) misfeasance or negligence in the performance of his duties hereunder;

          (ii) engagement by Executive in dishonest or illegal conduct that is injurious to the Company; or

          (iii) a breach of the Company's policy and procedure as reasonably established from time to time by the Board of Directors of the Company that is not cured within 30 days of written notice being sent by the Company.

        Executive shall be given 30 days written notice of any anticipated termination of his employment for cause, and a 30 days opportunity to rectify or correct the alleged problem. Immediately upon termination of the Executive under this Agreement other than the continuation of insurance policies to the extent required by law.

      (b) Termination by the Company (in its sole discretion) in the event of Executive's disability. "Disability" will be deemed to exist if Executive has substantially failed to perform his duties hereunder for 90 consecutive days for reasons of mental or physical health and is no longer able to perform his duties hereunder with or without reasonable accommodations by the Company, or if a physician selected in good faith by the Company examines Executive (and Executive agrees to permit such examinations at the Company's expense) and advises the Company that Executive will not be able to perform his duties hereunder with or without reasonable accommodations by the Company for the following 90 consecutive days. In determining what are reasonable accommodations, the Company shall comply with the Americans with Disabilities Act. If the Company terminates Executive's employment for disability, Executive shall receive compensation due under Section 3 of this Agreement and the employee benefits due under Section 4 of this Agreement through the date of termination and the Company will have no further obligation under this Agreement other than the continuation of insurance policies to the extend required by law upon termination. At the sole discretion of the Board of Directors, the employee stock option plan may be extended, for a period of time to be determined by the Board, following the Disability.

      (c) Executive's death. In the event of the Executive's death, Executive's estate or surviving spouse, as applicable, shall receive all compensation due to Executive under this Agreement through the date of death and the Company will have no further obligation under this Agreement other than the continuance of insurance polices to the extent required by law and continuation of other benefits under this Agreement for six months following the date of death. At the sole discretion of the Board of Directors, the employee stock option plan may be extended, for a period of time to be determined by the Board, following the Death.

      (d) Termination by the Company at its discretion. Upon such termination, Executive shall receive all compensation due him under this Agreement and the employee benefits due under this Agreement for a period of twelve months after termination. The Company will have no further obligation under this Agreement other than the continuation of insurance policies to the extent required by law. At the sole discretion of the Board of Directors, the employee stock option plan may be extended, for a period of time to be determined by the Board, following the termination of Executive.

      9. Notice of Termination. Any termination of Executive's employment under this Agreement shall be communicated by a written Notice of Termination to the other party hereto, which notice shall specify the particular termination provision in this Agreement relied upon by the terminating party and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision.

      10. Executive's Devotion of Time. Executive hereby agrees to devote his full time, abilities and energy to the faithful performance of the duties assigned to him or her and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity without approval of the Board of Directors.

      11. Agreement Not to Compete. In the event that this Agreement expires in accordance with its terms or is terminated for any reason, Executive covenants and agrees that for a period of one years after his employment under this Agreement expires or is so terminated, he will not directly or indirectly whether as employee, director, owner, 5% or greater stockholder, consultant, partner (limited or general) or otherwise engage in or have any interest in any business that competes with the business of the Company or its subsidiaries provided, except as approved by the Board of Directors on a case by case basis.

     The Company may, in its discretion, give Executive written approval(s) to personally engage in any activity or render any services referred to in this
Section if Company secures written assurances (satisfactory to the Company and its counsel) from the Executive and any prospective employer(s) of Executive that the integrity of the Company's Confidential or Proprietary Information will not in any way be jeopardized by such activities, provided that the burden or so establishing the foregoing to the satisfaction of the Company and its counsel shall be upon the executive and prospective employer(s).

      12. Agreement Not to Solicit Employees, Customers, or Others. Executive covenants and agrees that, for a period of two years after this Agreement is terminated, he will not, directly or indirectly, (i) solicit, induce or hire away, or assist any third party in soliciting, diverting or hiring away, any employee of the Company or its subsidiaries, whether or not the employee's employment is for a specified term or is at will, or (ii) induce or attempt to induce any customer, supplier, dealer, lender, licensee, consultant, or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries.

      13. Inventions and Improvements. Executive agrees that all company related inventions, innovations, or improvements in the Company's or its subsidiaries' products or methods of conducting its business (including new combinations, applications, improvements, ideas, and discoveries, whether or not copyrightable or patentable) conceived or made by him while he is employed by the Company or its subsidiaries. Executive will promptly disclose such inventions, innovations or improvements to the Board of Directors of the Company and perform all actions reasonably requested to establish or confirm the ownership of the Company or its subsidiaries thereof.

      14. Ownership, Non-Disclosure and Non-Use of Confidential or Proprietary Information.

       (a) Executive covenants and agrees that while he is employed by the Company and after termination of employment he will not, directly or indirectly:

            (i) give any person not authorized by Company to receive it or use it, except for the sole benefit of the company or its subsidiaries, any of the Company's or subsidiaries' proprietary date of information whether relating to management, know-how, patents or otherwise; or

           (ii) give to any person not authorized by the Company to receive it any specifications, reports, or technical information or the like owned by the Company or its subsidiaries; or

           (iii) give to any person not authorized by the Company to receive it any information that is not generally known outside the Company or that is designated by the Company or its subsidiaries as limited, private, or confidential.

      (b) If Executive is employed in a sales capacity, Executive will not render services, directly or indirectly, to any competitor of the Company or its subsidiaries in connection with the development, marketing, sales, merchandising, leasing, servicing, or promotion of any product sold by the Company or its subsidiaries.

      (c) Executive covenants and agrees that he will keep himself informed of the Company's policies and procedures for safeguarding the Company property including proprietary data and information and will strictly comply therewith at all times. Executive will return to the Company or its subsidiaries immediately upon termination of his employment all Company or its subsidiaries property in his possession or control.

      15. Limitations. The parties agree that in the event any court of competent jurisdiction should determine that the term or restrictions set forth herein is unreasonable in scope, then in such event the court shall fix the term or restrictions so as to be reasonable, enforceable and consistent with the intent of this Agreement.

      16. Independent Agreements: Survival. Executive and Company agree that the covenants made in Sections 8 through and including 13 herein shall be construed as agreements independent of any other provision of this Agreement, and shall survive the termination of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of Executive against the Company, or the Company against Executive, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of any of these covenants against Executive by Company, or against Company by Executive, respectively. Any reference to the Company in Sections 7 through and including 12 shall include the Company and its subsidiaries where applicable.

      17. Complete Agreement. This Agreement embodies the complete Agreement and understanding between the parties and supersedes any prior understandings, agreements, or representations by or among the parties, whether written or oral, concerning the subject matter hereof in any way.

      18. Amendments: Waivers. This Agreement may not be amended except by a writing signed by both an appropriate member of the Company's management or Board of Directors and Executive. Any waiver by a party hereof of any right hereunder shall be effective only if evidenced by a signed writing, and only to the extent set forth in such writing.

       19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, and assigns, except that Executive may not assign any of his obligations hereunder without the prior written consent of the Company.

       20. Remedies. Each of the parties to this Agreement will be entitles to specifically enforce its rights under this Agreement, to recover damages by reason of any breach of any provisions of this Agreement and to exercise all other rights to which it may be entitles. The parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provision of the Agreement and accordingly, each party hereby agrees and consents that in the event of any material breach of this Agreement by it, the non-breaching party may obtain appropriate injunctive relief or an order for specific performance, in order to enforce or prevent any violations of the provisions of this Agreement.

       21. Governing Law. In the event of any disputes arising under this Agreement, it is agreed between the parties that the laws of the State of Utah will govern the interpretation, validity, and effect of this Agreement without regard to the place of execution or performance hereof.

       22. Dispute Resolution. In the event of any dispute between the parties arising out of or related to this Agreement, the parties agree to use the following procedure prior to either party pursuing other available remedies:

       (a) A meeting shall be held promptly between the parties, attended by representatives having decision-making authority regarding the disputes, to attempt in good faith to negotiate a resolution of the dispute.

       (b) If, within thirty (30) days after such meeting, the parties will have not succeeded in negotiating a resolution of the disputes, they will jointly appoint mutually acceptable neutral person not affiliated with either of the parties (the "Neutral), seeking assistance in such regard from the American Arbitration Association, Center for Public Resources, or other mutually agreed-upon organization if they have been unable to agree upon such appointment within forty (40) days from the initial meeting. The fees of, and authorized costs incurred by, the Neutral shall be shared equally by the parties.

       (c) In consultation with the Neutral, the parties will select or devise an alternative disputes resolution procedure ("ADR") by which they will attempt to resolve the dispute, and a time and place for the ADR to be held, with the Neutral making the decision as to the procedure and/or place and time, if the parties have been unable to agree on any of such matters within twenty (20) days after initial consultation with the Neutral. In any case, the ADR shall be held no later that sixty (60) days after selection of the Neutral.

       (d) The parties agree to participate in good faith in the ADR to its conclusion. If the parties are not successful in resolving the dispute through the ADR, then either party may pursue other available remedies upon seven (7) days written notice to the other party specifying its intended course of action.

       23. Notices. Any notice to be given hereunder shall be in writing and shall be effective when personally delivered or sent to the other party by registered or certified mail, return receipt requested, or overnight courier, postage prepaid, or otherwise when received by the other party, at the address set forth at the end of this Agreement.

       24. Severability. Any provision of this agreement that is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If the covenant should be deemed invalid, illegal, or unenforceable because its scope of the covenant is reduces only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

       25. Attorney Fees. In the event any action or proceeding is brought by any party, against any other party, to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney fees, whether such sums are expended with or without suit, at trial or on appeal.

       26. Taxes. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

       27. Construction. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all the parties hereto participated equally in the drafting hereof, and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of this 15th day of March 1999.

WHOLE LIVING INC.                           EXECUTIVE

By: /s/ Bill Turnbull                        /s/ RW

Name: Bill Turnbull                          Ron Williams, President